Securities and Exchange Commission
Washington, D.C. 20549

FORM 15

Certification and Notice of Termination of Registration under
Section 12(g) of the Securities Exchange Act of 1934 or
Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number  0-7735
                        ________

              Century Properties Equity Partnership 72
_____________________________________________________________
 (Exact name of registrant as specified in its charter)

     5665 Northside Drive N.W., Atlanta, Georgia 30328
                       (770) 916-9090
_____________________________________________________________
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Limited Partnership Units
_____________________________________________________________
  (Title of each class of securities covered by this Form)

                                   None
_____________________________________________________________
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [x]     Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(1)(ii)  [ ]     Rule 12-h-3(b)(2)(i) [ ]
          Rule 12g-4(a)(2)(i)   [ ]     Rule 12h-3(b)(2)(ii) [ ]
          Rule 12g-4(a)(2)(ii)  [ ]     Rule 15d-6           [ ]
          Rule 12h-3(b)(1)(i)   [ ]

     Approximate number of holders of record as of the certification or notice date: None




     Pursuant to the requirements of the Securities Exchange Act of 1934 Century Properties Equity Partnership 72 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: March 12, 1996    By:  Fox Capital Management Corporation
                             its general partner

                             By: /s/ William H. Jarrard, Jr.
                                 ___________________________
                                     William H. Jarrard, Jr.
                                     President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulation under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.



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